Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX UPDATES SEPTEMBER QUARTER SALES GUIDANCE

SAN JOSE, CA, September 20, 2011— Xilinx, Inc. (Nasdaq: XLNX) today provided a revised sales forecast for the September quarter.

•	Sales are now expected to decline 7% to 10% sequentially. This is a revision from previous guidance that called for sales to be up 1% to down 3% sequentially.

•	Weaker than expected sales growth during the quarter is driven primarily by the Communications and Industrial and Other categories.

•	Gross margin forecast remains unchanged at 63%.

•	Operating expenses are expected to be approximately $208 million, including approximately $2 million of amortization of acquisition-related intangibles and approximately $4 million in restructuring charges. This is lower than original guidance of $218 million due primarily to lower variable expense and timing of development expense, including labor; and lower than anticipated restructuring charges.

No conference call will be held in conjunction with this business update. Additional commentary pertaining to the quarter will be available when the company reports its second quarter financial results on October 19, 2011.

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This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our programmable platforms, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter for fiscal 2012. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the world’s leading provider of programmable platforms.  For more information, visit www.xilinx.com.

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